Exhibit 8.1




                      [MAYER, BROWN, ROWE & MAW LETTERHEAD]

June 6, 2003

Ferrellgas Partners, L.P.
Ferrellgas, L.P.
Ferrellgas Partners Finance Corp.
Ferrellgas Finance Corp.
One Liberty Plaza
Liberty, MO  64068

         Re:  Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special tax counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the "Partnership"), Ferrellgas, L.P., a Delaware limited partnership (the "Operating Partnership"), Ferrellgas Partners Finance Corp., a Delaware corporation ("Ferrellgas Partners Finance"), and Ferrellgas Finance Corp., a Delaware corporation ("Ferrellgas Finance"), in connection with the preparation of a registration statement on Form S-3, as amended (Registration Nos. 333-103267, 333-103267-01, 333-103267-02 and 333-103267-03)
(the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Partnership, the Operating Partnership, Ferrellgas Partners Finance and Ferrellgas Finance are referred to herein collectively as, the "Issuers." The sole general partner of the Partnership and the Operating Partnership is Ferrellgas, Inc., a Delaware corporation (the "General Partner"). In formulating our opinion referred to below, we have participated in the preparation of the discussion set forth under the heading "Tax Consequences" in the Registration Statement.

     As special tax counsel to the Issuers, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership and the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, (ii) the Certificate of Limited Partnership and the Second Amended and Restated Agreement of Limited Partnership, as amended, of the Operating Partnership,
(iii) the Certificates of Incorporation and Bylaws of Ferrellgas Partners Finance and Ferrellgas Finance, each as amended to date, (iv) the Registration Statement, (v) the form of prospectus contained within the Registration Statement, (vi) resolutions of the Board of Directors of the General Partner, Ferrellgas Partners Finance and Ferrellgas Finance, (vii) the forms of indenture included as exhibits to the Registration Statement, (viii) the Operating Partnership's Amendment No. 1 to its Registration Statement on Form 10/A (No. 0-50182) relating to its limited partner interests, as filed with the Commission on June 6, 2003, and Ferrellgas Finance's Registration Statement on Form 10/A (No. 0-50182) relating to its common stock, as filed with the Commission on May 6, 2003 (collectively, the "Form 10s") (ix) the Partnership's Registration Statement on Form 8-A/A, as filed with the Commission on February 18, 2003, and
(x) such other documents, faxes, certificates, instruments and records as we have deemed necessary, desirable or relevant for purposes hereof. We have also examined, reviewed and relied upon certificates of officers of the General Partner, Ferrellgas Partners Finance and Ferrellgas Finance and faxes and certificates of public officials, as to certain representations made by officers of the General Partner, Ferrellgas Partners Finance and Ferrellgas Finance relating to their organization and actual and proposed operation as well as to certain other matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

     In our examinations and investigations, we have assumed: (i) the genuineness of all signatures on, and the authenticity of, all of the foregoing documents, faxes, certificates, instruments and records (collectively, the "Documents") submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies; (ii) the truthfulness of all statements of fact set forth in such Documents; (iii) the due authorization, execution and delivery by the parties thereto, other than the Issuers and the General Partner, of all Documents examined by us; (iv) that, to the extent such Documents purport to constitute agreements of parties other than the Issuers and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties; (v) that all terms and provisions of such Documents will be complied with by all parties thereto and are enforceable under applicable law; and (vi) that the information presented in such Documents or otherwise furnished to us accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such Documents, or the facts contained therein, in a material way.

                                Exhibit 8.1 - 1

     Based on the  foregoing  and  subject to the  limitations,  conditions  and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, the statements set forth in the Registration Statement under the heading "Tax Consequences," to the extent that they constitute legal conclusions and subject to the qualifications set forth therein, constitute our opinions as to the matters set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the form of prospectus contained therein. In giving this consent, we do not admit that we are "experts," within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

     The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the federal laws of the United States, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

     Our opinions expressed herein are also based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

     It is understood that this opinion is to be used only in connection with the offer and sale of those particular securities described within the form of prospectus contained within the Registration Statement while the Registration Statement is in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Issuers or to any investment therein. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

                                                    Sincerely,

                                                    /s/ Mayer, Brown, Rowe & Maw

                                                    MAYER, BROWN, ROWE & MAW



                                Exhibit 8.1 - 2